Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 30, 2022, relating to the financial statements of Americas Technology Acquisition Corp., which is contained in that Prospectus. We also consent the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

July 28, 2022